Exhibit 99.2
Media:             Investors:
Phil Terrigno         Emmanuel Caprais
+1 914-641-2143        +1 914-641-2162
phil.terrigno@itt.com     investors@itt.com

ITT Announces Pricing of Underwritten Public Offering of Common Stock
STAMFORD, Conn., December 9, 2025 – ITT Inc. (“ITT” or the “Company”) (NYSE: ITT) today announced the pricing of its underwritten public offering of 7,000,000 shares of its common stock at a public offering price of $167.00 per share. In connection with the offering, the Company also granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of its common stock at the public offering price. The offering is expected to close on December 10, 2025, subject to customary closing conditions.
The Company estimates that the net proceeds from the offering will be approximately $1.14 billion after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to fund a portion of the previously announced acquisition of the business of SPX FLOW, Inc. (the “Acquisition”). In the event that the Acquisition is not completed, the proceeds from the offering will be used for general corporate purposes.
Goldman Sachs & Co. LLC and UBS Investment Bank are acting as lead book-running managers with Barclays acting as a book-running manager. BTIG, BofA Securities, ING, BNP Paribas, Wells Fargo Securities, COMMERZBANK and IMI - Intesa Sanpaolo are acting as additional bookrunners for the offering. Baird, D.A. Davidson & Co., KeyBanc Capital Markets, Stifel and Wolfe | Nomura Alliance are acting as co-managers for the offering.
The offering is being made pursuant to the automatic shelf registration statement on Form S-3ASR filed by the Company on November 1, 2024 with the U.S. Securities and Exchange Commission (the “SEC”), which became effective upon filing. The preliminary prospectus supplement, and accompanying base prospectus, relating to the offering, have been filed with the SEC and are available on the SEC’s website at www.sec.gov. The final prospectus supplement, when available, will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement, and accompanying base prospectus, relating to the offering, and the final prospectus supplement, when available, may be obtained by sending a request to: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; UBS Securities LLC, Attention: Prospectus Department, 11 Madison Avenue, New York, New York 10010, or by emailing ol-prospectus-request@ubs.com; or by accessing the SEC’s website at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor shall there be any sale of such shares of common stock or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About ITT
ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries.
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Forward Looking Statements

This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, statements relating to closing of the offering, the underwriters’ option to purchase additional shares and the intended use of proceeds, as well as the completion of the Acquisition. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “guidance,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and other similar expressions to identify such forward-looking statements. Forward looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished. A detailed discussion of these uncertainties and risks that affect our business is contained in our SEC filings, including our reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”